UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2008

COVIDIEN LTD.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-33259	98-0518045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

131 Front Street

Hamilton, HM 12 Bermuda

(Address of Principal Executive Offices, including Zip Code)

441-298-2480

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 29, 2008, Tyco International Ltd. ( “Tyco International”) signed a definitive agreement with the State of New Jersey, on behalf of several of the State’s pension funds, to settle the action brought in 2002 by the State against Tyco International, its former auditors and certain of its former officers and directors alleging that the defendants had, among other things, violated federal and state securities and other laws through the unauthorized and improper actions of prior management. This is one of the previously disclosed lawsuits not covered by the consolidated securities class action settlement which became final in February 2008.

The agreement with the State of New Jersey calls for Tyco International to make a payment of $73 million to the plaintiffs in exchange for the plaintiffs' agreement to dismiss the case against Tyco International and certain of its former directors and a former employee. Pursuant to the Separation and Distribution Agreement entered into on June 29, 2007 among Tyco International, Covidien Ltd. (the “Company”) and Tyco Electronics Ltd. (“Tyco Electronics”), the Company, Tyco International and Tyco Electronics are jointly and severally liable for the full amount of the settlement. Accordingly, the Company has recorded a liability for the full amount of the settlement and a corresponding receivable from Tyco International and Tyco Electronics for their portion of the settlement, resulting in a charge for its share of the settlement of approximately $31 million for the second quarter of fiscal 2008. Payment of the settlement amount is to be made on or before June 2, 2008. Upon the full execution of the definitive agreement by each of the other defendants party thereto, the parties shall file the agreed upon order of dismissal with the court, the entry of which will dismiss the litigation with prejudice. The Company expects that Tyco International will pay the full amount of the settlement to the State and that the Company and Tyco Electronics will concurrently submit payment to Tyco International.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVIDIEN LTD.

By:	/s/ Richard G. Brown, Jr.
Richard G. Brown, Jr.
Vice President, Chief Accounting Officer and Controller

Date: April 30, 2008